Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries’ First Quarter Sales Jump 56%;

Net Income Exceeds Entire Fiscal 2017 Results

San Diego, California, March 13, 2018 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the fiscal first quarter ended January 31, 2018.

•	First quarter sales increased 56% compared to the first quarter last year
•	Net income of $0.5 million compared to $0.4 million for the full fiscal year 2017
•	Diluted EPS of $0.05 vs. loss of $0.02 in the first quarter last year
•	Gross profit increased to 30% from 28% of sales in the first quarter last year
•	Declared $.02/share dividend, the 31st consecutive quarterly dividend

	Q1 2018		Q1 2017		Q4 2017		Q3 2017		Q2 2017		Q1 2017
Net sales	$10.3	M	$6.6	M	$8.9	M	$7.8	M	$7.6	M	$6.6	M
Diluted EPS	$0.05		$(0.02)		$0.03		$0.02		$0.01		$(0.02)
Operating margin	5.4%		(5.4)%		5.4%		2.4%		0.1%		(5.4)%
Cash balance	$5.9	M	$4.4	M	$6.0	M	$5.5	M	$4.3	M	$4.4	M

Message from Robert Dawson, President and CEO:

“In the first quarter we executed well on our long-term growth initiatives which provided a strong start to Fiscal 2018.  We drove increased sales at all divisions over Q1 last year and controlled costs, allowing us to deliver improved margins and profitability.

As I discussed at the end of Q4, we are building a culture of positive energy and accountability where we leverage the correct channels and invest in the necessary resources to address the needs of the market.  These new go-to-market strategies and channel models are working with higher sales and bookings across all divisions in Q1.  These increases helped us raise our January 31, 2018 backlog to $20.2 million, compared to $4.0 million at October 31, 2017.

We continue to build momentum and while we are cautiously optimistic about the rest of year, we do expect our current backlog to power significant growth in net sales for the fiscal second quarter ending April 30, 2018, compared to the same quarter last year.”

First Quarter Results

Net sales for the first quarter of fiscal 2018, typically the Company’s seasonally weakest quarter, increased 56% to $10.3 million compared to $6.6 million in the first quarter last year. Net sales at the Custom Cabling Manufacturing and Assembly (Custom Cabling) segment increased 89% to $7.7 million from $4.1 million in the first quarter last year. Custom Cabling accounted for 75% of total sales in the quarter and benefited from higher sales of various types of custom cabling, fiber optic cable, copper cabling, custom patch cord assemblies, wiring harnesses, transceivers/converters, and other data center equipment. The RF Connector and Cable Assembly (RF Connector) segment sales, which accounted for 25% of first quarter sales, increased 4% to $2.6 million from $2.5 million in the first quarter last year.

Gross profit for the first quarter of fiscal 2018 increased 65% to $3.1 million from $1.9 million and improved to 30% of sales from 28% of sales in the same quarter last year due primarily to the increased revenues at the Custom Cabling segment.

(more)

7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries’ Record First Quarter Sales Jump 56%; Net Income Exceeds Entire Fiscal 2017 Results

March 13, 2018

Page Two

Engineering expenses increased $0.1 million for the first quarter to $0.3 million, compared to $0.2 million in the same quarter last year, to support higher salaries related to the ongoing development of new products particularly at the Custom Cabling segment.

Selling and general expenses increased by $0.2 million, or 10%, but declined to only 21% of sales compared to 30% of sales in the first quarter last year. The increase in expenses was related to higher commissions and accrued bonuses.

First quarter operating income improved by $0.9 million, resulting in an operating profit of $0.5 million compared to an operating loss of $0.4 million in the first quarter last year.

Net income for the quarter was $0.5 million, or $0.05 per diluted share, compared to a net loss of $0.2 million, or $0.02 net loss per share, in the first quarter of fiscal 2017.

Balance Sheet Data

At January 31, 2018, the Company reported working capital of $13.9 million, including cash and cash equivalents of $5.9 million, a current ratio of 3.8-to-1, no outstanding debt, and stockholders' equity of $21.9 million. During the first quarter of fiscal 2018, the Company paid out cash dividends of $0.02 per share, or $0.2 million.

Conference Call and Webcast

The Company has scheduled a conference call and webcast for tomorrow, March 14, 2018, at 11:30 a.m. EST to discuss its results for the first quarter. To participate, the dial-in numbers for the call are (800) 263-0877 or (323) 794-2094 and the passcode is #9976281. A simultaneous webcast can be accessed from the Investor Information page at www.rfindustries.com. A replay of the call will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (844) 512-2921 or (412) 317-6671, replay pin #9976281, after 2:30 p.m. EST.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company’s products, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the Company’s ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; and its ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2018	2017
Net sales	$10,341	$6,617
Cost of sales	7,268	4,760
Gross profit	3,073	1,857

Operating expenses:
Engineering	326	224
Selling and general	2,193	1,992
Total Operating Expenses	2,519	2,216

Operating income (loss)	554	(359)

Other income	3	20

Income (loss) from continuing operations before provision (benefit) for income taxes	557	(339)
Provision (benefit) for income taxes	103	(101)
Income (loss) from continuing operations	454	(238)
Income from discontinued operations, net of tax	--	44
Net Income (loss)	$454	$(194)

Earnings (loss) per basic and diluted share:
Continuing operations	$0.05	$(0.03)
Discontinued operations	0.00	0.01
Net income (loss) per basic and diluted share	$0.05	$(0.02)

Weighted average shares outstanding:
Basic	8,880,384	8,834,747
Diluted	9,099,301	8,834,747

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2018	2017
		(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,880	$6,039
Trade accounts receivable, net	5,397	3,901
Inventories, net	6,797	6,109
Other current assets	755	744
TOTAL CURRENT ASSETS	18,829	16,793

Property and equipment, net	626	711
Goodwill	3,219	3,219
Amortizable intangible assets, net	2,891	3,030
Non-amortizable intangible assets	1,237	1,237
Other assets	49	70
TOTAL ASSETS	$26,851	$25,060

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,101	$1,356
Accrued expenses	2,697	2,242
Income tax payable	96	--
TOTAL CURRENT LIABILITIES	4,894	3,598

Deferred tax liabilities, net	104	119
TOTAL LIABILITIES	4,998	3,717

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 8,974,297 and 8,872,246 shares issued and outstanding at January 31, 2018 and October 31, 2017, respectively	90	89
Additional paid-in capital	19,885	19,654
Retained earnings	1,878	1,600
TOTAL STOCKHOLDERS' EQUITY	21,853	21,343
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,851	$25,060